EXHIBIT 4(b)

June 13, 2003


                     Company Order and Officers' Certificate
                     5.625% Senior Notes, Series D, due 2032

Deutsche Bank Trust Company Americas, as Trustee
Corporate Trust & Agency Services
280 Park Avenue,  MS-NYC03-0914
New York, NY  10017

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of September 1, 1997 (as it may be amended or supplemented, the "Indenture"), from Kentucky Power Company (the "Company") to Bankers Trust Company, now Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), and the Board Resolutions dated April 22, 2002, a copy of which certified by the Secretary or an Assistant Secretary of the Company is being delivered herewith under Section 2.01 of the Indenture, and unless otherwise provided in a subsequent Company Order pursuant to Section 2.04 of the Indenture,

                  1. the Company's 5.625% Senior Notes, Series D, due 2032 (the "Notes") are hereby established. The Notes shall be in substantially the form attached hereto as Exhibit 1.

                  2. the terms and characteristics of the Notes shall be as follows (the numbered clauses set forth below corresponding to the numbered subsections of Section 2.01 of the Indenture, with terms used and not defined herein having the meanings specified in the Indenture):

                  (i) the aggregate principal amount of Notes which shall initially be authenticated and delivered under the Indenture is $75,000,000, except as contemplated in Section 2.01(i) of the Indenture;

                  (ii) the date on which the principal of the Notes shall be payable shall be December 1, 2032;

                  (iii) interest shall accrue from the date of authentication of the Notes; the Interest Payment Dates on which such interest will be payable shall be June 1 and December 1, and the Regular Record Date for the determination of holders to whom interest is payable on any such Interest Payment Date shall be the May 15 or November 15 preceding the relevant Interest Payment Date; provided that the first Interest Payment Date shall be December 1, 2003 and interest payable on the Stated Maturity Date or any Redemption Date shall be paid to the Person to whom principal shall be paid;

                  (iv) the interest rate at which the Notes shall bear interest shall be 5.625% per annum;

                  (v) the Notes shall be redeemable at the option of the Company, in whole at any time or in part from time to time, upon not less than thirty but not more than sixty days' previous notice given by mail to the registered owners of the Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points, plus, in each case, accrued interest thereon to the date of redemption.

                  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

                  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

                  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U. S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, the Reference Treasury Dealer Quotation for such redemption date. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company and reasonably acceptable to the Trustee.

                  "Reference Treasury Dealer" means a primary U.S. government securities dealer in New York City selected by the Company and reasonably acceptable to the Trustee.

                  "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

                  (vi) (a) the Notes shall be issued in the form of a Global Note; (b) the Depositary for such Global Note shall be The Depository Trust Company; and (c) the procedures with respect to transfer and exchange of Global Notes shall be as set forth in the form of Note attached hereto;

                  (vii) the title of the Notes shall be "5.625% Senior Notes, Series D, due 2032";

                  (viii) the form of the Notes shall be as set forth in Paragraph 1, above;

                  (ix) not applicable;

                  (x) the Notes may be subject to a Periodic Offering;

                  (xi) not applicable;

                  (xii) not applicable;

                  (xiii) the Company will pay the principal of the Notes and any premium and interest payable at redemption, if any, or at maturity in immediately available funds at the office of Deutsche Bank Trust Company Americas, Corporate Trust and Agency Services, 60 Wall Street, MSNYC 602515, New York, New York 10005;

                  (xiv) the Notes shall be issuable in denominations of $1,000 and any integral multiple thereof;

                  (xv) not applicable;

                  (xvi) the Notes shall not be issued as Discount Securities;

                  (xvii) not applicable;

                  (xviii) not applicable; and

                  (xix) So long as any of the Notes are outstanding, the Company will not create or suffer to be created or to exist any additional mortgage, pledge, security interest, or other lien (collectively "Liens") on any of its utility properties or tangible assets now owned or hereafter acquired to secure any indebtedness for borrowed money ("Secured Debt"), without providing that the Notes will be similarly secured. This restriction does not apply to the Company's subsidiaries, nor will it prevent any of them from creating or permitting to exist Liens on their property or assets to secure any Secured Debt. Further, this restriction on Secured Debt does not apply to the Company's existing first mortgage bonds that have previously been issued under its Mortgage and Deed of Trust, dated as of May 1, 1949, between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee or any indenture supplemental thereto; provided that this restriction will apply to future issuances thereunder (other than issuances of refunding first mortgage bonds). In addition, this restriction does not prevent the creation or existence of:

                           (a) Liens on property existing at the time of
                  acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

                           (b) Financing of the Company's accounts receivable
                  for electric service;

                           (c) Any extensions, renewals or replacements (or
                  successive extensions, renewals or replacements), in whole or in part, of liens permitted by the foregoing clauses; and

                           (d) The pledge of any bonds or other securities at
                  any time issued under any of the Secured Debt permitted by the above clauses.

                  In addition to the permitted issuances above, Secured Debt not otherwise so permitted may be issued in an amount that does not exceed 15% of Net Tangible Assets as defined below.

                  "Net Tangible Assets" means the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the Company's balance sheet, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the Company's current liabilities appearing on such balance sheet. For purposes of this definition, the Company's balance sheet does not include assets and liabilities of its subsidiaries.

                  This restriction also does not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business.

                  3. You are hereby requested to authenticate $75,000,000 aggregate principal amount of 5.625% Senior Notes, Series D, due 2032, executed by the Company and delivered to you concurrently with this Company Order and Officers' Certificate, in the manner provided by the Indenture.

                  4. You are hereby requested to hold the Notes as custodian for DTC in accordance with the Blanket Letter of Representations dated June 11, 2003, from the Company to DTC.

                  5. Concurrently with this Company Order and Officers' Certificate, an Opinion of Counsel under Sections 2.04 and
                  13.06 of the Indenture is being delivered to you.

                  6. The undersigned Henry W. Fayne and Thomas G. Berkemeyer, the President and Assistant Secretary, respectively, of the Company do hereby certify that:

                  (i) we have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officers' Certificate, and the definitions in the Indenture relating thereto;

                  (ii) we have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

                  (iii) we have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as we deemed relevant for purposes of this certificate;

                  (iv) in our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

                  (v) on the basis of the foregoing, we are of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with.


Kindly acknowledge receipt of this Company Order and Officers' Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

Very truly yours,

KENTUCKY POWER COMPANY


By: /s/ Henry W. Fayne
          President


And: /s/ Thomas G. Berkemeyer
           Assistant Secretary


Acknowledged by Trustee:


By: /s/ Susan Johnson
          Authorized Signatory